Exhibit 99.1

FOR IMMEDIATE RELEASE

April 25, 2011

Citizens Bancshares Corporation Announces 2011 Dividend Payment

ATLANTA, April 25, 2011 /PRNewswire—FirstCall/ — Citizens Bancshares Corporation (OTC Bulletin Board: CZBS) (the “Company”), the parent company of Citizens Trust Bank (CTB), announced today it has declared an annual dividend on common stock of $0.08 per share, payable on May 5, 2011 to shareholders of record as of the close of business on April 14, 2011.

James E. Young, President and Chief Executive Officer, stated “The Company’s capital position remains strong and Citizens Bancshares Corporation and its wholly-owned subsidiary Citizens Trust Bank have been able to continue to operate in a safe, sound and profitable manner even though many other banks have encountered insurmountable difficulty in doing the same.  Once again, we are pleased that we can continue to provide this payout to our shareholders in appreciation of their continued support”.

Citizens Trust Bank prides itself on offering a full range of quality products and services throughout metropolitan Atlanta and Columbus, Georgia, and in Birmingham and Eutaw, Alabama.  Since its inception, the Bank has remained dedicated to the growth and development of communities through superior products and extraordinary service.  Through its parent company, Citizens Bancshares Corporation, the Bank offers its common stock over-the-counter to the general public under the trading symbol CZBS and can be found on the web at www.CTBconnect.com.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected noninterest expenses, volatile credit and financial markets, potential deterioration in real estate values, regulatory changes and excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Citizens Bancshares Corporation

Cynthia N. Day, Chief Operating Officer

(404) 575-8306

SOURCE: Citizens Bancshares Corporation